EXHIBIT 10.5

BUY/SELL AGREEMENT

This Agreement effective as of the 13th day of May, 2004, by and between visionGATEWAY, Inc., having offices at Suite 200, 12707 High Bluff Drive, San Diego, CA 92130, (“Seller”), and AVNET, INC, having offices at 2211 South 47th Street, Phoenix, Arizona 85034 (“Buyer”).

1.	PRODUCTS

The term “Product” or “Products” as used in the Agreement will mean the items listed on Exhibit “B”, as changed from time to time in accordance with the Agreement. Products may include software and/or hardware.

2.	APPOINTMENT

Seller appoints Buyer and Buyer accepts the appointment, as an authorized Buyer for the Products within the United States, Canada and Mexico (the “Territory”). Buyer is authorized to resell Products within the Territory.

3.	TERM

This Agreement will commence on the effective date and will continue in full force and effect until terminated as provided in section 11(a).

4.	START UP COSTS/PRICE/PRICE CHANGE

(a)	The start up costs to be paid by Seller are set forth in Exhibit “A”.

(b)	The prices to be paid by Buyer for any Products are set forth in Exhibit “A” in conjunction with the price list as per Exhibit “B”.

(c)	The prices contained in Exhibit “B” are subject to change by Seller at any time, with 60 days written notice to Buyer.

(d)	In the event Seller decreases the price of any Product, Buyer is entitled to a credit equal to the difference between the net price paid by Buyer, less any prior credits issued by Seller for all Products ordered from Seller but not yet delivered to Buyer and all Products otherwise in transit to Buyer on the effective date of such price decrease.

(e)	All Products shipped after the effective date of any price increase will be shipped and invoiced at the price in effect at the time of order placement.

5.	TAXES

Buyer will not be liable for any taxes with respect to any order other than municipal, state or federal sales taxes, which Seller is required by law to collect from Buyer.

6.	PAYMENT

Payment for all Products purchased by Buyer will be 2% 10th and 25th or Net thirty (30) days from date of invoice or shipment, whichever date is later.

7.	SHIPMENT/ORDER CHANGES

Buyer may change or cancel orders or reschedule shipment dates for any Products ordered, provided Buyer notifies Seller at least ten (10) days prior to the originally-scheduled shipment date. All Products ordered will be shipped F.O.B. shipping point.

8.	SOFTWARE LICENSING

In the event any of the Products listed on Exhibit “B” include software, Seller authorizes Buyer to pass-thru to Buyers’ customer(s) and/or the end-users of the Products any and all Software licenses necessary for use of such Products based on the Seller’s End User License Agreement that is current at the time of the sale. Custom or unique terms relevant to such licensing, and/or any and all fees associated with such will be negotiated and agreed to as between Seller and such customer or end-user, unless otherwise agreed to herein.

9.	WARRANTY

Seller warrants the Products in accordance with its standard warranty as set forth in the Seller’s End User License Agreement attached as Exhibit “C”. Buyer is authorized to pass this warranty through to Buyer’s customers and to end users. The warranty period as stated in Exhibit “C” will begin to run with respect to any end user upon delivery of the Product to the end user.

10.	DISCONTINUED PRODUCTS/PRODUCT OBSOLESCENCE

Seller may discontinue the manufacture and/or sale of any Product. Seller will give Buyer at least ninety (90) days advance written notice of any such discontinuance, or in the event engineering or revision changes render any Product obsolete.

11.	TERMINATION

(a)	This Agreement may be terminated at any time, with or without cause, by either Seller or Buyer upon giving the other company at least sixty (60) days prior written notice. The termination will be effective on the date stated in such notice.

(b)	After any termination of this Agreement Seller agrees to sell to Buyer any Products which Buyer is contractually obligated to furnish to a customer and which Seller has not yet delivered to Buyer, provided Buyer orders such Products within thirty (30) days after the effective date of termination.

12.	PATENT/COPYRIGHT/TRADEMARK INDEMNIFICATION

Seller warrants that any and all Products purchased, and the manufacture, sale or use thereof, do not and will not violate or infringe upon any patent, copyright, trademark, trade secret or other property right of any third party; that Seller will, at its own cost and expense, defend any suit that may arise in respect thereto or in respect to the combination of any Product with any equipment, data or programming, to the extent that the claim alleges that the Product standing alone infringes such rights, and provided Seller is notified thereof; and that Seller will indemnify and hold harmless Buyer, its successors and assigns, and the customers of any of them, from all loss, damages, costs and expenses (including reasonable attorneys’ fees and costs of establishing rights to indemnification) which may be incurred on account of the assertion of any such property rights by any person.

13.	ADDITIONAL INSURED

Seller agrees to name Buyer as an additional insured on any and all product liability insurance policies it may have in effect from time to time with respect to any and all Products.

14.	USE OF TRADEMARKS/TRADE NAMES

During the term of this Agreement, Buyer is authorized to use Seller’s trademarks, trade names and logos in connection with Buyer’s sale, advertisement and promotion of Products. Buyer will have the right to pass on this right of usage to its re-seller customers. Buyer will advise resellers that usage rules are outlined in the Seller’s Standard Channel Partner Agreement that will be provided to each of the Buyer’s re-seller customers. Upon termination of this Agreement, Buyer will cease to use any of such marks, names or logos and will, within a reasonable time, remove any reference to Seller from its advertising and promotional material.

15.	GENERAL

(a)	Independent Contractors. It is understood and agreed that Seller and Buyer are independent contractors and each is engaged in the operation of its own business and neither will be considered the agent of the other for any purpose whatsoever. Nothing contained in this Agreement will be construed to establish a relationship that would allow either party to make representations or warranties on behalf of the other except as expressly set forth in this Agreement.

(b)	Assignment. This Agreement may not be assigned partially or completely by either party without the prior written consent of the other which will not be unreasonably withheld. This Agreement will be binding upon both Buyers and Sellers successors and assigns.

(c)	Notices. Any notice to be sent to either company must be in writing and sent to the address on page one of this Agreement.

(d)	Entire Agreement. This Agreement contains the entire understanding of the parties with regard to the Products and supersedes all prior communications and proposals. Amendments to this Agreement must be in writing, signed by authorized officers of the Seller and Buyer and specifically state that such amendment is made pursuant to this subparagraph (d).

(e)	Statutory Conformance. For all Products sold to Buyer, Seller warrants and agrees that it has complied with the requirements of: (i) the Fair Labor Standards Act of 1938, as amended, and its invoices will so state; (ii) Social Security and Workers Compensation laws, if work is performed on Buyer’s premises; (iii) Equal Opportunity clause in Section 202 of Executive Order 11246, as the same may be amended; (iv) Section 503 of the Rehabilitation Act of 1973; (v) The Vietnam Veterans Readjustment Assistance Act of 1974; and (vi) all other applicable federal, state and local laws, codes and requirements.

(f)	Ozone Depleting Substances. Buyer reserves the right to reject any Products containing or manufactured with substances identified as a Class I or Class II ozone depleting substances by the U.S. Environmental Protection Agency pursuant to Title VI of the Clean Air Act Amendments of 1990, and any amendments thereto, whether or not such Products will be required to bear labeling.

(g)	Survivorship. All obligations and duties which will by their nature extend beyond the expiration or termination of this Agreement, will survive and remain in effect beyond any expiration or termination of the Agreement.

(h)

Force Majeure. Neither Seller or Buyer will be liable for failure to fulfill its obligations under this Agreement or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts or omissions of the other party, man-made or natural disasters, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation will be extended for the time period lost by reason of the delay.

(i)	Conflicting Terms. The parties agree that the terms and conditions of this Agreement will prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products.

IN WITNESS WHEREOF, the persons signing below represent they have the authority to sign the Agreement on behalf of their company:

SELLER:		BUYER:
visionGATEWAY, Inc.		AVNET, INC.

By:		By:

Name:	Michael F. Emerson	Name:	Rick Hamada
	(Typed or Printed)		(Typed or Printed)

Title:	Chief Executive Officer	Title:	President

Date:	May 13th, 2004	Date:	May 18, 2004